Exhibit 99.1

Humanigen Appoints Rainer Boehm, M.D., to Board of Directors

BRISBANE, Calif. – Feb. 7, 2018 – Humanigen, Inc. (OTCQB: HGEN), a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies for immunotherapy and oncology treatments, today announced the appointment of Rainer Boehm, M.D., MBA, to its board of directors effective February 12, 2018.

“We are extremely pleased to welcome Rainer to our board of directors, where his extensive experience will be pivotal in our ongoing transformation to focus on making CAR-T therapy potentially safer, better and more routine,” said Cameron Durrant, M.D., chairman and chief executive officer of Humanigen. “Rainer’s expertise in oncology drug development and commercialization and track record of executing corporate and clinical strategies will be invaluable as we reposition our pipeline in the CAR-T field and develop our lead candidate lenzilumab to address CAR-T-related neurotoxicity.”

Boehm brings more than three decades of biopharmaceutical leadership experience to Humanigen’s board. At Novartis for 29 years, he held roles of increasing responsibility culminating with his position as Chief Commercial and Medical Affairs Officer and as ad interim CEO of Novartis’ pharmaceuticals division. His background spans senior leadership, marketing, sales and medical affairs positions in both oncology and pharmaceuticals and he has led regions around the world, including North America, Asia and all emerging markets. Boehm has overseen the launch and commercialization of many new drugs in his career, including blockbuster breakthroughs Cosentyx and Entresto, and major oncology brands including Afinitor, Exjade, Tasigna, Femara, Zometa and Glivec. Among his many interests are developing healthcare leaders and new business models in the industry.

“I am excited to join the Humanigen board of directors to help guide the company as it seeks to realize the incredible potential in new immunotherapy science and possibilities to address a real need in CAR-T therapy,” said Boehm. “I look forward to the opportunity to make a meaningful difference as Humanigen evolves and develops its pipeline with the ultimate goal of making patients’ lives better.”

Boehm also currently serves on the board of directors for Cellectis, a clinical-stage biopharmaceutical company focused on immunotherapies based on gene-edited CAR-T cells; as an advisor in leadership development for senior executives at the GLG Institute in New York City; and as a consultant to healthcare companies. He graduated from the medical school at the University of Ulm in Germany and received his MBA from Schiller University at the Strasbourg campus in France.

About Humanigen

Humanigen, Inc. is a biopharmaceutical company pursuing cutting-edge science to develop its proprietary monoclonal antibodies for immunotherapy and oncology treatments. Derived from the company’s Humaneered® platform, lenzilumab and ifabotuzumab are lead compounds in the portfolio of monoclonal antibodies with first-in-class mechanisms. Lenzilumab, which targets granulocyte-macrophage colony-stimulating factor (GM-CSF), is in development as a potential medicine to make chimeric antigen receptor T-cell (CAR-T) therapy safer and more effective, as well as a potential treatment for rare hematologic cancers such as chronic myelomonocytic leukemia (CMML) and juvenile myelomonocytic leukemia (JMML). Ifabotuzumab, which targets Ephrin type-A receptor 3 (EphA3), is being explored as a potential treatment for glioblastoma multiforme (GBM) and other deadly cancers. For more information, visit www.humanigen.com.

1000 Marina Boulevard, Suite 250   |   Brisbane, CA 94005   |   Phone 650.243.3100   |   Fax 650.243.3260   |   www.humanigen.com

CONTACT:

Investors:
Cameron Durrant
650-243-3181
cdurrant@humanigen.com

Mike Cole
O: 949-259-4988
C: 949-444-1341
mike.cole@mzgroup.us

Media:
media@humanigen.com

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